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                      GLOBUS INTERNATIONAL RESOURCES CORP.

                AGREEMENT UNDER 1998 ASSOCIATE STOCK OPTION PLAN

         AGREEMENT ("Agreement") dated as of       , 1998 (the "Grant Date") by
and between Globus International Resources Corp., a Nevada corporation, with its principal office at Two World Trade Center, Suite 2400, New York, New York 10048
(the "Company"), and                 (the "Optionee").

                                WITNESSETH THAT:

         WHEREAS, the Company has adopted the 1998 Associate Stock Option Plan (the "Plan") providing for options to purchase shares of the Company's common stock (the "Stock") to be granted to certain Associates (as defined in the Plan) of the Company or any subsidiary corporation, as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Subsidiary"); and

         WHEREAS, the Optionee is an Associate of the Company or a Subsidiary, and the Company desires the Optionee to remain an Associate by providing the Optionee with a means to acquire or to increase the Optionee's proprietary interest in the Company's success;

         NOW, THEREFORE, in consideration of the covenants and agreements herein set forth, the parties hereby agree as follows:

         1. GRANT OF OPTION. Subject to the terms and conditions of the Plan, a copy of which is attached hereto and made a part hereof, and this Agreement, the Company grants to the Optionee the option to purchase from the Company all or any part of an aggregate



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number of          shares of Stock (hereinafter such shares of Stock are
referred to as the "Optioned Shares" and the option to purchase the Optioned Shares is referred to as the "Option").

         2. OPTION PRICE. The option price to be paid for the Optioned Shares
shall be $   per share, which is 110% of the fair market value of the share.

         3. EXERCISE OF OPTION. Subject to the terms and conditions of the Plan and this Agreement, the Option may be exercised by the Optionee while an Associate of the Company or any Subsidiary, in whole or in part, from time to time, on or before the date (the "Terminal Date") which is ten (10) years after
          , 1998 (the "Effective Grant Date"), but subject to the following conditions and limitations:

            (a) The Option may not be exercised in whole or in part before twelve (12) months after the Effective Grant Date;

            (b) Up to one-third (1/3) of the Optioned Shares may be exercised at any time after twelve (12) months after the Effective Grant Date;

            (c) Up to an additional one-third (1/3) of the Optioned Shares may be exercised at any time after thirty (30) months after the Effective Grant Date;

            (d) Up to an additional one-third (1/3) of the Optioned Shares may be exercised at any time after sixty (60) months after the Effective Grant Date; and

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            (e) Installments of Options not exercised when permitted shall accumulate and be exercisable at any time (subject to the provisions of this Section 3) on or before the Terminal Date; provided, however, the Option may not at any time be exercised as to fewer than one hundred (100) shares. In no event shall the Company be required to issue fractional shares.

         4. NOTICE OF EXERCISE OF OPTION; PAYMENT. The Option may be exercised only by written notice, delivered personally or mailed by postage prepaid, registered or certified mail, return receipt requested, addressed to Chief Financial Officer, Globus International Resources Corp., Two World Trade Center, Suite 2400, New York, New York 10048, specifying the number of shares of Stock as to which the Option is being exercised. Such notice shall be accompanied by payment of the entire option price of the Optioned Shares being purchased by cash, certified or bank check. Alternatively, the payment may be made or in whole or in part by (i) shares of the Company already owned by the Optionee or
(ii) by the withholding and surrender of Optioned Shares subject to the Option equal in value to the option price, the value of shares and Optioned Shares, in each instance, determined in accordance with Section 5(a)(2) of the Plan

            Upon receipt of the payment of the entire option price of the Optioned Shares so purchased, certificates for such Optioned Shares shall be issued to the Optionee. If the Optionee fails to pay for all of the shares of Stock specified in the notice upon

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delivery thereof, the Optionee's right to purchase may be terminated by the
Company at its election.

         5. TERMINATION AS AN ASSOCIATE.

            (a) If the Optionee ceases to be an Associate of the Company or any Subsidiary for any reason whatsoever other than "for cause", then the Option shall, to the extent then exercisable, be exercisable during the three (3) months after the Optionee ceases to be an Associate. Following expiration of such three (3) month period, any Option granted to such Optionee shall terminate and may no longer be exercised.

            (b) If the Optionee ceases to be an Associate of the Company or any Subsidiary by reason of death or permanent and total disability (as defined under the Plan), the Option may be exercised (without regard to any limitations provided in Section 3(a), (b), (c) or (d) hereof), at any time within one (1) year after the date of permanent and total disability (as defined under the Plan) or death, and not thereafter, unless terminated earlier by its terms, in whole or in part, by the Optionee or in the event of death, the person to whom the Option is transferred by will or by applicable laws of descent and distribution, by giving notice, as provided in Section 4 of this Agreement.

            (c) If the Optionee ceases to be an Associate of the Company or any Subsidiary due to termination "for cause", then the Option shall immediately terminate.

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         6. STOCKHOLDER STATUS. The Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any shares which may be acquired hereunder unless and until the Option shall have been exercised with respect thereto, payment made in full of the option price and a stock certificate issued therefor.

         7. NON-TRANSFERABILITY. The Option herein granted shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and may be exercised during the life of the Optionee only by the Optionee.

         8. RESTRICTIONS ON SALE, ETC.. The Optionee agrees that for Optionee and Optionee's heirs, legatees, and legal representatives, with respect to all shares of Stock acquired pursuant to the terms and conditions of this Agreement (and any shares of stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor or in addition thereto), the Optionee and the Optionee's heirs, legatees, and legal representatives will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), or except in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act.

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         9. THE COMPANY'S UNAFFECTED RIGHTS; CAPITAL ADJUSTMENTS.

            (a) The existence of the Option herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

            (b) In the event of any change in the outstanding shares of stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change or in the event of any special distribution to the stockholders, the Committee shall make such equitable adjustments in the exercise price and number of shares applicable to the outstanding Optioned Shares, as the Committee determines are necessary and appropriate. Such adjustment shall be conclusive and binding for all purposes of this Agreement.

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         10. CHANGE OF ASSOCIATE STATUS. Nothing in the Plan or this Agreement shall abrogate the right of the Company or any Subsidiary to terminate or change the terms of employment or other services rendered by the Optionee at any time and for any reason whatsoever. Subject to the Company's right to terminate or change the terms of employment or other services of the Optionee as set forth above, in consideration of the grant of the Option, the Optionee agrees to remain an Associate of the Company or of a Subsidiary at all times during the period of at least twelve (12) months which begins with the Grant Date, and if such Associate status is terminated within such period for any reason whatsoever, this Option, except to the extent otherwise provided in Section 5 hereof, shall terminate and become null and void.

         11. PLAN COMMITTEE. As a condition of the granting of the Option, the Optionee agrees for the Optionee and the Optionee's heirs, legatees and legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Committee administering the Plan in its sole discretion, and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive.

         12. PLAN TERMS. Capitalized terms used herein shall, unless otherwise defined, have the meanings assigned to them in the Plan.

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         13. NONSTATUTORY OPTION. The Optionee understands that the option granted hereunder is a nonstatutory stock option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Company shall not be obligated to issue any Optioned Shares until there has been compliance with such laws and regulations as the Company may deem applicable, including, if required, federal, state or local withholding tax requirements.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has executed this Agreement, on the date first above written.

                                            GLOBUS INTERNATIONAL RESOURCES CORP.

                                            By:_________________________________

                                            Optionee:___________________________

                                            Address:____________________________

                                                    ____________________________

                                            Social Security
                                            Number:_____________________________

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